CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aristotle Funds Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for Aristotle Pacific EXclusive Fund Series C, each a series of the Aristotle Funds Series Trust.

    /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 25, 2026